Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 19th day of August, 2003, by and between Computer Horizons Corp., a New York corporation with offices at 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046 (hereinafter called the “Company”), and Kristin R. Evins hereinafter called the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed as Corporate controller of the Company at various times since her initial employment with the Company on October 25, 1999; and

WHEREAS, the Company desires to continue the employment the Executive as Corporate Controller of the Company and the Executive is willing to serve the Company in such capacity; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1.                                       Employment.  The Company hereby agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, on the terms and conditions herein contained.

2.                                       Term.  Except as otherwise provided in this Agreement, the Executive shall be employed under this Agreement for a one year period commencing on the date hereof (the “Employment Term”).  In the event that the Company does not intend to renew the Executive’s employment at the end of this Employment Term, the Company shall notify the Executive of this in writing at least three months prior to the expiration of this Employment Term.

3.                                       Duties.  The Executive shall serve as Corporate Controller for the company.  In such capacity the Executive shall report to the Chief Financial Officer of the Company or his designee, and shall perform such duties and functions, consistent with her status as a senior executive of the Company, as may be assigned by the Chief Executive Officer or his designee.  During the Employment Term, the Executive shall devote substantially all of her business time and her best efforts, energies, skills and attention to the business and affairs of the Company.  The foregoing shall not limit the Executive’s rights to be involved in civic or charitable activities and manage her own personal investments, provided that such activities do not materially interfere with her providing of her services hereunder.

4.                                       Salary and Bonus.

(a)  During the Employment Term, the Company shall pay the Executive, in accordance with its normal payroll practices and subject to required withholding, a base salary at the rate of $100,000 per annum.  The base salary payable to the Executive hereunder may be increased, but not decreased, from time to time, in the sole discretion of the Chief Executive Officer, upon the recommendation of the Chief Financial Officer.  (The base salary, as it may be increased from time to time, is hereinafter referred to as the “Base Salary”).

(b)  During the Employment Term, the Executive shall be entitled to receive, in addition to the Base Salary, such additional compensation, if any, as the Chief Executive Officer may, in his sole discretion, upon the recommendation of the Chief Financial Officer, award the Executive.  Appended hereto is Exhibit A describing the Executive’s 2003 Compensation Plan.

5.                                       Other Compensation and Benefits.  During the Employment Term, the Executive shall be entitled to:

(a)                                  participate in all benefit, pension, retirement, deferred compensation, savings, welfare and other employee benefit plans and policies in which members of the Company’s senior management generally are entitled to participate (collectively, the “Benefit Plans”), in accordance with their respective terms as in effect from time to time;

(b)                                 receipt of all fringe benefits and perquisites maintained by the Company from time to time for members of senior management generally, in accordance with the policies of the Company with regard to such benefits and perquisites as in effect from time to time;

(c)                                  vacation each year in accordance with the Company’s policies for members of senior management generally as in effect from time to time;

(d)                                 such other compensation, if any, as the Company may, in its sole discretion, award to the Executive.

6.                                       Death Prior to Termination of Employment.  If the Executive shall die during the Employment Term, the Company shall have no liability or further obligation except as follows:

(a)                                  The Company shall pay the Executive’s estate or designated beneficiaries, as applicable, when otherwise due, any unpaid Base Salary for the period prior to the Executive’s death, any declared or awarded but unpaid bonuses, whether pursuant to any bonus plan or otherwise, any unpaid amounts due under any incentive plan in accordance with its terms, and any other unpaid amounts due the Executive under any other Benefit Plans in accordance with the terms of such Benefit Plans (collectively, the “Entitlements”).

(b)                                 The Executive’s estate or designated beneficiaries, as applicable, shall have such rights, if any, under the Benefit Plans and all other employee benefit, fringe benefit or incentive plans maintained or offered by the Company as may be provided in such plans and any grants to the Executive thereunder in accordance with their respective terms (collectively, the “Rights”).

7.                                       Termination Due to Disability.  If the Executive shall become physically or mentally incapable of performing her duties as provided in Section 3 of this Agreement and such incapacity shall last for a period of at least one hundred eighty (180) consecutive days, the Company may, at its election any time thereafter while the Executive remains incapable of performing her duties hereunder, terminate the Executive’s employment hereunder, effective immediately, by giving the Executive written notice of such termination.  In such event, the Company shall have no other obligation to the Executive or her dependents hereunder other than the obligation to pay or provide the Entitlements and the Rights.

8.                                       Termination for Cause.  The Company may terminate the Executive’s employment hereunder for Cause by giving the Executive ten days’ written notice of such termination.  For purposes of this Agreement, Cause shall mean: (a) the Executive’s embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of its assets for businesses, (b) the Executive’s conviction of, or pleading of nolo contendere with regard to, a felony (other than a traffic violation) or any other crime involving moral turpitude with regard to the Company or any of its assets or businesses, or (c) any other breach by the Executive of a material provision of this Agreement that remains uncured for thirty (30) days after written notice thereof is given to the Executive.  In such event, the Company shall have no obligation to the Executive or her dependents other than to pay, when otherwise due, any unpaid Base Salary for the period prior to such termination and pay or provide the Rights.  In addition, the Company shall be entitled to exercise all rights and remedies against the Executive that it may have under applicable law.

9.                                       Termination for Good Reason.  The Executive may terminate her employment hereunder for Good Reason upon written notice thereof to the Company.  For purposes of this Agreement, “Good Reason” shall mean the occurrence or failure to cause the occurrence (as applicable) of any of the following events without the Executive’s express prior written consent: (a) any material demotion of the Executive, any material reduction in the Executive’s authority or responsibility or any other material change in the terms of the Executive’s employment which is inconsistent with Section 3 hereof; (b) the failure of any successor or assign of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume specifically the obligations of the Company hereunder in accordance with Section 17 of this Agreement; (c) any breach by the company of any material provision of this Agreement that is not cured by the Company within 30 days after written notice thereof from the Executive; or (d) if a Change of Control has occurred, either (i) assuming that the Company’s finances permit cash bonuses to be paid to any executive, the failure to provide the Executive with a cash bonus for each fiscal year of the Company ending during the Employment Term and after the Change of Control at least equal to the highest bonus earned by, or awarded to, the Executive in respect of any fiscal year of the Company ending prior to the

Change of Control or, if higher, the fiscal year in which such Change of Control occurs, or (ii) the failure by the Company to continue in effect any Benefit Plan in which the Executive or any of her dependents is participating immediately prior to such Change of Control or plans or arrangements that in the aggregate provided the Executive with substantially similar benefits, or the taking of any action by the Company that would adversely affect the Executive’s or her dependent’s participation in, or reduce the Executive’s or her dependent’s benefits under, any of such Benefit Plans or arrangements or the replacements thereof, providing that the foregoing shall not limit the Company’s right to make changes in such plans to comply with applicable laws or otherwise, provided that the Company shall otherwise compensate the Executive of any loss (including but not limited to tax benefits) to the Executive as a result of such changes.

10.                                 Consequences of Termination of Employment by the Executive for Good Reason or by the Company Without Cause.  Subject to Section 12 hereof, in the event the Executive terminates his employment for Good Reason pursuant to Section 9 hereof or the Company terminates the Executive’s employment other than for Cause or Disability, then the Company shall be deemed to have breached this Agreement, and the Executive shall be entitled to exercise all rights and remedies that she may have hereunder and under applicable law.  Without limited the generality of the preceding sentence, the Company shall in any event pay to the Executive, the following: (a) the Separation Rights as described in Section 12 hereof; (b) the Entitlements, and (c) the Rights, all within five (5) days of the date of termination of employment.

11.                                 Consequences of Termination of Employment by the Executive without Good Reason.  If Executive’s employment hereunder is terminated by the Executive without Good Reason, the Company shall have no other obligations to the Executive hereunder other than the obligation to pay or provide the Entitlements and the Rights.

12.                                 Change of Control.

(a) Subject to Subsection 12(b) hereof, and only if, a change of Control of the Company shall occur and either (i) the Executive continues to be employed by the Company through the end of the Employment Term or (ii) after such Change of Control the Executive terminates her employment for Good Reason or the Company terminates the Executive’s employment other than for Cause or Disability, then the Executive shall be entitled to receive from the Company (without limiting any additional rights that she may have under applicable law in the case of termination prior to the expiration of the Employment Term), within five (5) days after the expiration of the Employment Term (whether or not the Executive is then employed by the Company) or the termination of the Executive’s employment (as applicable), a lump sum payment equal to any sum remaining on the term of the then current employment contract, but not less than one year of the executive’s base salary (the “Separation Rights”).  The Company shall also provide the Rights.  In the event that the change of control occurs coterminous with the notice of contract renewal, and the acquiring entity gives timely notice of non-renewal, then the Executive shall be entitled to the payment of twelve months severance commencing upon expiration of the employment contract, in addition to the Entitlements and the Rights as noted above.

(b)  Notwithstanding anything else herein, to the extent the Executive would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on the amounts in Section 2(a) above and such other amounts or benefits he received from the Company and required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts provided under this Agreement shall be automatically reduced to an amount one dollar less than the amount that, when combined with such other amounts and benefits required to be so included, would subject the Executive to the excise tax under Section 4999 of the Code if, and only if, the reduced amount received by the Executive would be greater than the unreduced amount to be received by the Executive minus the excise tax payable under Section 4999 of the Code on such amount and the other amounts and benefits received by the Executive and required to be included in the calculation of a parachute payment for purposes of Section 280G and 4999 of the Code.

(c)  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof), excluding the Company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction), or (iii) within any 24 month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 12(b) unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision.  Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an executive or director of the Company, provided that the Executive’s voting or tendering, exchanging or otherwise disposing of any or all his shares of the Company’s capital stock shall not be deemed participation.  For purposes of this Section 12(b), “Subsidiary” shall mean any entity in which the Company owns, directly or indirectly, at least 50% of the outstanding securities generally entitled to vote for the election of directors.

13.                                 Non-Competition; Confidential Information.

(a)  The Executive agrees that, if she terminates her employment without Good Reason (except pursuant to Section 12) hereunder or he is terminated for Cause, he will not, for a period of one year after such termination of employment with the Company, in any manner, directly or indirectly (or have a substantial ownership in, manage, operate, or control any entity which shall directly or indirectly): (i) perform, or cause to be performed, or solicit or aid, in any manner, solicitation of, any work of a type performed by the Company for any firm, corporation, or other entity (“Customer”) with which, at any time during the twelve (12) month period prior to termination of the Employment Period, the Executive, on behalf of the Company or any Subsidiary, conducted any business, or (ii) induce any personnel to leave the service of the Company or of any Subsidiary thereof.

(b)  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses: (i) obtained by the Executive during her employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge or known within the Company’s industry.  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or upon the advice of counsel, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(c)  The Executive agrees that the remedy at law for any breach by her of the foregoing shall be inadequate and that the Company shall be entitled to injunctive relief.  This Section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

14.                                 Garnishment.  The benefits payable under this Agreement shall not be subject to garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

15.                                 Notice.  Any notice or any other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, by Federal Express, Express Mail or similar overnight delivery or courier service, or by telecopy, answerback received.  Notice to the Executive shall be delivered to her address set forth the head of this Agreement, and notice to the Company shall be sent as follows:

Office of the General Counsel

Computer Horizons Corp.

49 Old Bloomfield Avenue

Mountain Lakes, New Jersey 07096

Any notice given by certified mail shall be deemed given five days after the time of certification thereof.  Any notice given by other means permitted by this Section 13 will be deemed given at the time of receipt thereof.

Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

16.                                 Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without reference to its conflict of law provisions.

17.                                 Successors; Binding Agreement.  The Company shall require any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree, in a written instrument in form and substance satisfactory to the Executive and her counsel, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Notwithstanding anything herein to the contrary, this Agreement may not be assigned by the Company without prior written consent of the Executive.  This Agreement shall inure to the benefit of, and be enforceably by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

18.                                 No Mitigation; No Set-Off.  The Company agrees that if the Executive’s employment with the Company is terminated during the Employment Term for any reason whatsoever, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise.

19.                                 Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board of Directors of the Company.  No waiver by either party hereto of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20.                                 Counterparts.  This Agreement may be executed in several counterparts each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.                                 Separability.  If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

22.                                 Non-Exclusivity of Rights.  Nothing in this Agreement shall prejudice, prevent or limit the Executive’s previously vested rights under, or continuing or future participation in, any benefit, bonus, incentive, equity or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan or agreement regarding severance from employment with the Company or statutory entitlements.

23.                                 Beneficiary.  The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Employment Agreement following his death by giving the Company written notice thereof in accordance with the applicable Company Policies.  In the event the Executive's death or a judicial determination or her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary estate or other legal representative.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

COMPUTER HORIZONS CORP.

By:	/s/ Michael J. Shea 8/19/03
Authorized Officer

By:	/s/ Kristin R. Evins 8/19/03
Kristin R. Evins